EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122452, 333-128359, 333-33857, 333-34773, 333-39415, 333-43222, 333-45397, 333-52941, 333-55086, 333-58401, 333-95373) and in the Registration Statements on Form S-8 (Nos. 333-127583, 333-22197, 333-42024, 333-62389) of Acacia Research Corporation of our report dated March 16, 2006 relating to the financial statements of Acacia Research Corporation, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
March 16, 2006